CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                        February 28, 2002



JPMorgan Chase Bank, as Trustee of
  FT 598
4 New York Plaza, 6th Floor
New York, New York 10004-3113

Attention:     Ms. Rosalia Koopman
               Vice President


Re:                              FT 598

Dear Sirs:

     We are acting as counsel for JPMorgan Chase Bank ("JPMorgan Chase ") in connection with the execution and delivery of a Trust Agreement ("the Trust Agreement") dated today's date (which Trust Agreement incorporates by reference certain Standard Terms and Conditions of Trust dated November 20, 1991, and the same are collectively referred to herein as the "Indenture") among Nike Securities L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and JPMorgan Chase, as Trustee (the "Trustee"), establishing the unit investment trust or trusts included in FT 598 (each, a "Trust"), and the confirmation by JPMorgan Chase, as Trustee under the Indenture, that it has registered on the registration books of the Trust the ownership by the Depositor of a number of units constituting the entire interest in the Trust (such aggregate units being herein called "Units"), each of which represents an undivided interest in the respective Trust which consists of common stocks (including, confirmations of contracts for the purchase of certain stocks not delivered and cash, cash equivalents or an irrevocable letter of credit or a combination thereof, in the amount required for such purchase upon the receipt of such stocks), such stocks being defined in the Indenture as Securities and referenced in the Schedule to the Indenture.

     We have examined the Indenture, a specimen of the certificates to be issued thereunder (the "Certificates"), the Closing Memorandum dated today's date, and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

     1. JPMorgan Chase is a duly organized and existing corporation having the powers of a Trust Company under the laws of the State of New York.

    2.     The  Trust  Agreement  has  been  duly  executed   and
delivered by JPMorgan Chase and, assuming due execution and delivery by the other parties thereto, constitutes the valid and legally binding obligation of JPMorgan Chase.

    3. The Certificates are in proper form for execution and delivery by JPMorgan Chase, as Trustee.

    4. JPMorgan Chase, as Trustee, has registered on the registration books of the Trust the ownership of the Units by the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may cause the Units to be transferred on the registration books of the Trust to, and registered in, such other names, and in such denominations, as the Depositor may order, and may deliver, unless the Indenture provides that the Units will be uncertificated, Certificates evidencing such ownership.

    In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered.

                                       Very truly yours,


                                       CARTER, LEDYARD & MILBURN